December 19, 1996


John McCarroll (515) 281-2785


The board of directors of MidAmerican Energy Holdings Company on Dec. 18 adopted a shareholder rights plan at its meeting in Des Moines.

The plan is intended to assure fair and equal treatment for the Company's shareholders in the event that MidAmerican is the target of a hostile takeover attempt and to encourage any potential acquiror to negotiate a fair price with the MidAmerican board.

The board adopted the plan after examining current market conditions and the accelerated rate of merger and acquisition activity in the utility industry. This action is not a response to any specific offer or threat of takeover aimed at MidAmerican.

Under the plan, shareholders of record as of Dec. 30, 1996 will receive a dividend distribution of one preferred stock purchase right for each outstanding share of Company common stock. When the rights become exercisable, each right (other than those which have become void under the plan) will entitle the holder to buy one one-hundredth of a share of a new series of preferred stock at an exercise price of $50. Each one one-hundredth of a share of the new preferred stock is intended to be the economic and voting equivalent of one share of Company common stock.

The rights become exercisable 10 business days after any person has acquired, or announced its intention to commence a tender offer for 15 percent or more of Company common stock. The rights will also become exercisable 10 business days after a determination by the disinterested members of the Board that any person beneficially owning 10 percent or more of Company common stock intends to utilize its position to seek short-term financial gain to the detriment of the best long-term interests of the Company and its shareholders.

Under certain circumstances, each right which has not become void will entitle the holder to purchase, at the exercise price, Company common stock having a current market value of two times the exercise price, or if the Company is acquired in a merger or other business combination, each right will entitle the holder to purchase at the exercise price, common stock of the acquiror having a current market value of two times the exercise price.


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Under specified conditions, the Company will be entitled to redeem the rights at
$0.01 per right.

Shareholders are not required to take any action to receive the rights distribution. Until the rights become exercisable, outstanding stock certificates will represent both shares of Company common stock and the rights, and the rights will trade only with such shares. The rights will expire in 10 years, unless earlier redeemed or exchanged by the Company. Shareholders will receive more detailed information about the plan in the near future.

MidAmerican Energy Holdings Company, headquartered in Des Moines, has three subsidiaries: MidAmerican Energy Company, MidAmerican Capital Company and Midwest Capital Group. MidAmerican Energy, Iowa's largest utility, serves 635,000 electric customers and 600,000 natural gas customers in Iowa, Illinois, South Dakota and Nebraska. MidAmerican Capital manages nonregulated businesses involved in railcar management and repair, electric and natural gas marketing, communications and passive investments. Midwest Capital is involved in economic development. Information on MidAmerican is available on the Internet at http:// www.midamerican.com.

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